UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HEXCEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Hexcel Corporation

Annual Meeting Proposal #2 — May 7, 2009

At the 2009 Annual Meeting, stockholders of Hexcel Corporation will be presented with a proposal to adopt the Amended and Restated 2003 Incentive Stock Plan (the “2003 Plan”).  We believe the 2003 Plan incorporates features that are considered best-practice and should be viewed favorably by stockholders.

The purpose of this correspondence is to highlight the key components of the 2003 Plan so that you are aware of these features and take them into account as appropriate when you consider your vote on Proposal #2 on the Hexcel proxy.

Background:

•                  The last time our Incentive Stock Plan was amended to increase the share amount (in 2003), 5 million shares were added to the plan.  After 6 years, only 272,794 shares remain available for the grant of new awards.

•                  The 2003 Plan is the source of shares for all equity awards (including NQO and RSU grants, and performance share awards) to executives and approximately 160 additional key employees world-wide.

•                  The Proposal would add 4 million shares to the 2003 Plan to allow us continued use of equity as a key element of our compensation program, assuring alignment with the interests of shareholders.

Key Features of the 2003 Plan as proposed:

•                  No Re-pricing without Prior Stockholder Approval: The 2003 Plan prohibits the re-pricing of awards or cash tenders in exchange for awards without stockholder approval.

•                  No Discounted Awards: Shares may not be granted below fair market value.

•                  No “Liberal Share Counting” of Shares: Shares tendered or withheld to satisfy tax withholding obligations, or in payment of the exercise price for an option, or repurchased using the proceeds from the exercise of stock options, are not available for awards under the 2003 Plan.

•                  Limitation on Term of Stock Options and SARs: The term of stock options and stock appreciation rights may not exceed ten years.

•                  Limitation on Dividend Rights: Dividends only may be paid on awards of shares that have vested, and no dividends may be granted with respect to an option or stock appreciation right.

•                  Limitation on Vesting and Performance Periods: Time-vested awards vest over at least three years.  The performance period for performance-based awards is at least one year.  The compensation committee may make exceptions for death, disability, new hires, promotions, retirement, change-in-control, and other special circumstances.

•                  Limitation on Full Value Awards: No more than 50% of the shares reserved may be granted as “full value” awards.

Hexcel’s historic burn rate has been moderate, averaging 1.1% of shares outstanding from 2005 through 2009, and stockholder dilution as a result of Hexcel’s equity compensation program is a reasonable 10% fully-diluted (including the 4,000,000 new shares).

Hexcel believes that equity compensation is integral in providing a competitive total compensation package necessary to recruit, retain and incentivize employees.  It also results in increased employee stock ownership.  If we are unable to grant equity compensation consistent with our past practice, we would likely have to substitute less shareholder-aligned cash compensation to make up for the shortfall.

We hope you agree this proposal is in the best interest of the Company and would appreciate your affirmative vote.